EXHIBIT J(I)

                          CERTIFIED PUBLIC ACCOUNTANTS

                             CONSENT OF INDEPENDENT


     We have issued our reports dated December 17, 2001 to accompany the October 31, 2001 financial statements of Commonwealth Japan Fund and Commonwealth Australia/New Zealand Fund each a series of Commonwealth International Series Trust (formerly known as Capstone International Series Trust), which are incorporated by reference in Part B of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the afore-mentioned reports in the Registration Statement and Prospectus.


/s/ BRIGGS, BUNTING & DOUGHERTY,  LLP

Philadelphia, Pennsylvania
February 14, 2002